September 2010 Pricing Sheet dated September 2, 2010 relating to Preliminary Terms No. 514 dated September 1, 2010 Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

PLUS Based on the S&P GSCITM Brent Crude Index–Excess Return due July 31, 2012
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – SEPTEMBER 3, 2010
Issuer:	Morgan Stanley
Aggregate principal amount:	$8,100,000
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	September 3, 2010
Original issue date:	September 9, 2010 (3 business days after the pricing date)
Maturity date:	July 31, 2012
Underlying commodity index:	S&P GSCITM Brent Crude Index–Excess Return
Payment at maturity:
If the final index value is greater than the initial index value,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,495 per PLUS (149.50% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	150%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	545.2696, which is the official settlement price of the underlying commodity index on the pricing date.
Final index value:	The official settlement price of the underlying commodity index on the valuation date
Valuation date:	July 26, 2012, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	617482NJ9
ISIN:	US617482NJ93
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$1,000	$22.50	$977.50
Total	$8,100,000	$182,250	$7,917,750
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each $1,000 stated principal amount of PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement for Commodity PLUS.

“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 514 dated September 1, 2010
Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.